SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

         Certification and Notice of Termination of Registration under
                    Section 12(g) of the Securities Exchange
 Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d)
                    of the Securities Exchange Act of 1934.

                        Commission File Number 001-06124

                           Lone Star Industries, Inc.
              ____________________________________________________
             (Exact name of registrant as specified in its charter)

                            10401 N. Meridian Street
                                    Suite 400
                             Indianapolis, IN 46290
                                  317-706-3300
    _______________________________________________________________________
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         Common Stock Purchase Warrants
           __________________________________________________________
            (Title of each class of securities covered by this Form)

                                 Not Applicable
             _____________________________________________________
                   (Titles of all other classes of securities
                     for which a duty to file reports under
                         section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)     [X]        Rule 12h-3(b)(1)(ii)    [  ]
        Rule 12g-4(a)(1)(ii)    [  ]       Rule 12h-3(b)(2)(i)     [  ]
        Rule 12g-4(a)(2)(i)     [  ]       Rule 12h-3(b)(2)(ii)    [  ]
        Rule 12g-4(a)(2)(ii)    [  ]       Rule 15d-6              [  ]
        Rule 12h-3(b)(1)(i)     [X]

     Approximate number of holders of record as of the certification or notice date: 0
     _____

     Pursuant to the requirements of the Securities Exchange Act of 1934, Lone Star Industries, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




DATE:  February 14, 2001             BY:  /s/ John L. Quinlan
                                          _______________________________
                                          Name: John L. Quinlan
                                          Title: Senior Vice President Finance
                                                 and Chief Financial Officer